Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom